                                                                    EXHIBIT 5.1

                     LETTERHEAD OF CAHILL GORDON & REINDEL

                                          February 3, 1997

                                                                 (212) 701-3000

  Re: Vail Resorts, Inc.
    Registration Statement on Form S-2 (No. 333-5341)

Dear Ladies and Gentlemen:

  As counsel for Vail Resorts, Inc. (the "Company"), we are representing the Company in connection with the registration statement on Form S-2 (No. 333-
5341) (the "Registration Statement") filed with the Securities and Exchange Commission on June 6, 1996, as amended, relating to the sale by the Company and certain selling stockholders identified in the Registration Statement (the "Selling Stockholders") of shares of the Company's common stock, par value $.01 per share (the "Common Stock").

  We advise you that in our opinion the Common Stock to be sold by the Company, when issued in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, and the Common Stock to be sold by the Selling Stockholders has been validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories or persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          Cahill Gordon & Reindel